Exhibit 99.4

Media contact:

Karla Olsen,

senior manager, media

relations

Phone: 888.613.0003

FAX: 316.261.6769

karla_olsen@wr.com

Investor contact:

Bruce Burns,

director, investor relations

Phone: 785.575.8227

bruce_burns@wr.com

WESTAR ENERGY ANNOUNCES SALE OF $230.5 MILLION OF ITS ONEOK STOCK

Proceeds to be used for debt reduction; Westar holdings reduced to 15% of ONEOK

TOPEKA, Kan., August 5, 2003 — Westar Energy, Inc. (NYSE: WR) today announced it has priced a secondary offering by its wholly-owned subsidiary Westar Industries, Inc. of 9.5 million shares of common stock of ONEOK, Inc. (NYSE: OKE) at a public offering price of $19.00 per share, which will result in gross proceeds to Westar Industries of approximately $180.5 million. ONEOK will not receive any proceeds from the offering. The transaction is expected to close on Monday, August 11, 2003. The shares of ONEOK stock to be sold by Westar include shares of ONEOK common stock and shares of ONEOK $0.925 Series D Non-Cumulative Convertible Preferred Stock converted into shares of ONEOK common stock.

Upon closing of the offering, ONEOK will repurchase approximately 2.6 million additional shares of its common stock from Westar Industries at the public offering price of $19.00 per share, or $50 million in total.

JPMorgan is the sole underwriter for the offering and has been granted an option by Westar Industries to purchase up to an additional 1.425 million shares of Westar’s holdings of ONEOK common stock to cover over-allotments, if any.

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Westar Energy will use the proceeds of the sale, net of taxes and expenses, to reduce its debt.

As a result of the two transactions, and excluding the shares covered by the underwriter’s over-allotment option, Westar will beneficially own approximately 15% of ONEOK’s stock assuming the conversion of the remaining shares of ONEOK $0.925 Series D Non-Cumulative Convertible Preferred Stock.

A prospectus supplement related to the public offering has been filed with the Securities and Exchange Commission. Copies of the prospectus supplement related to the offering and the underlying prospectus may be obtained from J.P. Morgan Securities Inc., Chase Distribution & Support Service, 1 Chase Manhattan Plaza, Floor 5B, New York, NY 10081. Copies can also be obtained by e-mail at Addressing.Services@jpmchase.com.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas and owns interests in monitored security and other investments. Westar Energy provides electric service to about 657,000 customers in the state. Westar Energy has nearly

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Westar Energy announces sale of ONEOK stock, page 3

6,000 megawatts of electric generation capacity and operates and coordinates more than 36,600 miles of electric distribution and transmission lines. The company has total assets of approximately $6.9 billion, including security company holdings through ownership of Protection One, Inc. (NYSE: POI). Through its ownership in ONEOK, Inc. (NYSE: OKE), a Tulsa, Okla.- based natural gas company, Westar Energy has, prior to the completion of this transaction, a 27.5 percent interest in one of the largest natural gas distribution companies in the nation, serving more than 1.9 million customers.

For more information about Westar Energy, visit us on the Internet at http://www.wr.com.

Forward-looking statements: Certain matters discussed in this press release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend” or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals, including our expectation regarding the timing for the closing of the transactions described in this press release.

Any forward-looking statement speaks only as of the date such statement was made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.